SMITH BARNEY SECTOR SERIES INC.

ARTICLES OF AMENDMENT

Smith Barney Sector Series Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City
(hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The charter of the Corporation is hereby amended
to provide that any shares of the Corporation's Smith Barney Natural Resources Fund Class A Common Stock, Class B Common Stock and Class L Common Stock that are issued and outstanding immediately prior to these Articles of Amendment becoming effective, shall, upon these Articles of Amendment becoming effective, be cancelled and, until thereafter reclassified, shall be authorized but unissued shares of Common Stock of those respective classes of the Smith Barney Natural Resources Fund of the Corporation.

	SECOND:	The foregoing amendment to the charter of the
Corporation was advised by the board of directors of the Corporation and approved by the stockholders entitled to vote thereon in accordance with the Corporation's charter.

	The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

	IN WITNESS WHEREOF, Smith Barney Sector Series Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Assistant
Secretary as of December 11, 2000.


WITNESS:				SMITH BARNEY SECTOR SERIES INC.




Michael Kocur			Heath B. McLendon
Assistant Secretary			President
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